CERTIFICATE OF AMENDMENT
                                     OF
                       CERTIFICATE OF INCORPORATION
                                     OF
                             CAMPUS LIVE CORP.

Pursuant to Section 242 of the General Corporation Law of the State of
Delaware

The undersigned, pursuant to the provisions of the General
Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST:  The name of the corporation is Campus Live Corp..

SECOND: The amendment to the Certificate of Incorporation to be effected hereby is as follows:

Article First of the Certificate of Incorporation, relating to the Name of the corporation is amended to read as follows:

"FIRST:  The name of the corporation is H Bar C, Inc.

THIRD: The amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The capital of the corporation will not be reduced under or by reason of this amendment.

IN WITNESS WHEREOF, the I have hereunto set my hand and seal this 17th day of August A.D., 2000.


By: /s/  Richard Stahl
Richard Stahl, Chief Executive Officer